EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2015 Results

FORT COLLINS, Colo., July 20, 2015 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2015 ending June 30, 2015. (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2015 Highlights

  Net sales for the third quarter of 2015 were $494.8 million, a decrease of 6 percent from the third quarter of last year.

  Earnings per share were $0.66 in the third quarter of 2015, compared to $0.69 in the third quarter of last year.

  Total EBIT1 for the third quarter of 2015 was $63.4 million, compared to $68.4 million in the third quarter of the prior year.

  Free cash flow1 for the first nine months of 2015 was an outflow of $23.5 million, a decrease of $102.9 million from an inflow of $79.4 million for the first nine months of the prior year.

"This quarter reflected strength in our Aerospace segment and continuing macroeconomic headwinds, mainly in Asia, in our Energy segment," said Thomas A. Gendron, Chairman and Chief Executive Officer.

Company Results

Net sales for the third quarter of 2015 were $494.8 million, compared to $524.3 million for the third quarter of 2014, primarily the result of lower sales in our Energy segment, partially offset by higher sales in our Aerospace segment. Foreign currency exchange rates had an unfavorable impact of approximately $19 million on net sales for the third quarter of 2015.

EBIT was $63.4 million for the third quarter of 2015, compared to $68.4 million for the third quarter of 2014. The decrease in EBIT primarily reflected the impact of lower sales volume and approximately $4 million of unfavorable impacts from foreign currency exchange rate fluctuations.

Net earnings for the third quarter of 2015 were $43.8 million, or $0.66 per share, compared to$46.0 million, or $0.69 per share in the third quarter of 2014. On a constant currency rate basis compared to the third quarter of the prior year, earnings per share would have been approximately $0.71.

Segment Results

Aerospace

Aerospace net sales for the third quarter of 2015 were $288.5 million, an increase of 5 percent from $274.9 million for the third quarter a year ago. Segment earnings for the third quarter of 2015 were $46.4 million, compared to $39.4 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 16.1 percent this quarter, compared to 14.3 percent in the same quarter of the prior year.

The higher segment sales for the quarter were primarily due to strong commercial OEM and defense aftermarket sales, partially offset by lower commercial aftermarket sales representing quarterly variability. The increased segment earnings for the quarter were mainly the result of higher sales volume.

In the quarter, Woodward announced the award of the fuel system for the GE9X engine, which will power the Boeing 777X, in connection with a joint venture to be formed between Woodward and GE Aviation. The joint venture will be the exclusive supplier of fuel systems for GE's engines with thrust ratings greater than 50,000 pounds. This award represents a significant increase in content for Woodward over the GE90 engine, which currently powers the Boeing 777.

Energy

Energy net sales for the third quarter of 2015 were $206.3 million, a decrease of 17 percent from $249.4 million in last year's third quarter. Segment earnings for the third quarter of 2015 were $30.6 million, compared to $40.2 million for last year's third quarter. Segment earnings as a percent of segment net sales were 14.8 percent this quarter, compared to 16.1 percent in the same quarter of the prior year.

Segment sales for the quarter primarily reflected lower sales volume in Asia, partially offset by higher sales of gas turbine systems and components. Foreign currency exchange rates had an unfavorable impact of $19 million on sales. The lower segment earnings for the quarter were mainly the result of the lower sales volume and the negative impacts of foreign currency exchange rates, partially offset by lower operating costs.

Nonsegment

Nonsegment expenses totaled $13.6 million for the third quarter of 2015, compared to $11.2 million for the same quarter last year. Nonsegment expenses were 2.7 percent of consolidated net sales for the third quarter of 2015, compared to 2.1 percent for the same quarter of the prior year. Higher expenses in the quarter were primarily the result of transaction costs related to the recently announced joint venture.

Year-to-Date Results

Net sales for the first nine months of fiscal 2015 were $1.48 billion, an increase of 3 percent from $1.44 billion from the nine-month period last year. Net earnings for the first nine months of fiscal 2015 were $131.4 million, compared to $114.2 million in the same period last year. Earnings per share for the first nine months of fiscal 2015 were $1.98 compared to $1.68 for the same period last year, an increase of 18 percent.

Year-to-date EBIT was $189.0 million, compared to $170.2 million for the same period last year, an increase of 11 percent.

Cash Flow and Financial Position

Net cash generated from operating activities was $167.3 million for the first nine months of fiscal 2015, compared to $183.9 million for the first nine months of fiscal 2014. Free cash flow was an outflow of $23.5 million for the first nine months of fiscal 2015, compared to an inflow of $79.4 million for the first nine months of fiscal 2014. Payments for property, plant, and equipment for the first nine months of fiscal 2015 were $190.9 million, compared with $104.5 million for the first nine months of fiscal 2014. Woodward is approaching the end of a period of substantial capital investment in additional production capacity required as a result of significant program awards on the new narrowbody aircraft that are nearing launch and market share gains related to the globalization and expanded usage of natural gas.

Total debt was $878.2 million at June 30, 2015, compared to $710.0 million at September 30, 2014. The ratio of debt to debt-plus-equity was 43.8 percent at June 30, 2015, compared to 37.9 percent at September 30, 2014. On April 28, 2015, Woodward increased the borrowing capacity on its revolving credit facility from $600 million to $1.0 billion.

On June 2, 2015 we entered into an accelerated stock repurchase agreement to repurchase shares of our common stock for an aggregate purchase price of $125 million.

The effective tax rate for the third quarter of fiscal 2015 was 24.0 percent, compared to 26.4 percent for the third quarter of fiscal 2014.

Outlook

"Considering weaker sales in Asia and the impacts of foreign currency exchange rates, we anticipate full year sales to be approximately flat with last year at $2.0 billion and earnings to be at the mid to lower end of our previously stated range of between $2.70 to $2.90 per share," said Mr. Gendron.

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 20, 2015 to provide an overview of the financial performance for the third quarter, business highlights, and outlook for fiscal 2015. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1659422. An audio replay will be available by telephone from 7:30 p.m. EDT on July 20, 2015 until 11:59 p.m. EDT on August 3, 2015. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1659422.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward's significant customers; global economic uncertainty and instability in the financial markets; Woodward's ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward's production needs at favorable prices or at all; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward's ability to manage additional tax expense and exposures; risks related to Woodward's U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward's subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward's continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward's common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward's operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward's charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2014 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands except per share amounts)	2015	2014	2015	2014

Net sales	$ 494,810	$ 524,284	$ 1,475,678	$ 1,435,793
Costs and expenses:
Cost of goods sold	351,421	372,571	1,050,783	1,028,065
Selling, general, and administrative expenses	39,305	40,468	117,598	113,079
Research and development costs	33,555	34,990	97,912	100,219
Amortization of intangible assets	7,224	8,357	22,026	25,498
Interest expense	6,077	5,972	17,355	18,219
Interest income	(219)	(73)	(567)	(189)
Other (income) expense, net	(112)	(469)	(1,651)	(1,266)
Total costs and expenses	437,251	461,816	1,303,456	1,283,625
Earnings before income taxes	57,559	62,468	172,222	152,168
Income taxes	13,806	16,467	40,830	37,986
Net earnings	$ 43,753	$ 46,001	$ 131,392	$ 114,182

Earnings per share amounts:
Basic earnings per share	$ 0.68	$ 0.70	$ 2.02	$ 1.71
Diluted earnings per share	$ 0.66	$ 0.69	$ 1.98	$ 1.68
Weighted average common shares outstanding:
Basic	64,781	65,845	65,088	66,736
Diluted	66,227	67,147	66,504	68,030
Cash dividends per share paid to Woodward common stockholders	$ 0.10	$ 0.08	$ 0.28	$ 0.24

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
(Unaudited - in thousands)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$ 87,384	$ 115,287
Accounts receivable	274,902	346,858
Inventories	485,903	451,944
Income taxes receivable	24,529	6,574
Deferred income tax assets	49,653	40,774
Other current assets	47,003	47,207
Total current assets	969,374	1,008,644
Property, plant, and equipment – net	688,336	513,279
Goodwill	558,439	559,724
Intangible assets – net	232,617	254,772
Deferred income tax assets	10,306	6,292
Other assets	52,664	54,491
Total assets	$ 2,511,736	$ 2,397,202

Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings	$ 3,186	$ --
Accounts payable	188,280	160,683
Income taxes payable	8,483	6,130
Deferred income tax liabilities	428	472
Accrued liabilities	114,320	172,731
Total current liabilities	314,697	340,016
Long-term debt, less current portion	875,000	710,000
Deferred income tax liabilities	99,227	85,031
Other liabilities	95,541	101,211
Total liabilities	1,384,465	1,236,258
Stockholders' equity	1,127,271	1,160,944
Total liabilities and stockholders' equity	$ 2,511,736	$ 2,397,202

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine-Months Ended
	June 30,
(Unaudited - in thousands)	2015	2014
Net cash provided by operating activities	$ 167,320	$ 183,890

Cash flows from investing activities:
Payments for property, plant, and equipment	(190,865)	(104,530)
Proceeds from sale of other assets	2,486	258
Net cash used in investing activities	(188,379)	(104,272)

Cash flows from financing activities:
Cash dividends paid	(18,285)	(16,021)
Proceeds from sales of treasury stock	7,936	8,380
Payments for repurchases of common stock	(157,118)	(141,488)
Excess tax benefits from stock compensation	4,170	2,638
Proceeds from the issuance of long-term debt	--	250,000
Payments of long-term debt	--	(300,000)
Borrowings on revolving lines of credit and short-term borrowings	869,970	356,071
Payments on revolving lines of credit and short-term borrowings	(701,610)	(191,069)
Payment of debt financing costs	(2,359)	(1,297)
Net cash provided by (used in) financing activities	2,704	(32,786)
Effect of exchange rate changes on cash and cash equivalents	(9,548)	454
Net change in cash and cash equivalents	(27,903)	47,286
Cash and cash equivalents at beginning of period	115,287	48,556
Cash and cash equivalents at end of period	$ 87,384	$ 95,842

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2015	2014	2015	2014
Net sales:
Aerospace	$ 288,480	$ 274,923	$ 825,676	$ 765,816
Energy	206,330	249,361	650,002	669,977
Total consolidated net sales	$ 494,810	$ 524,284	$ 1,475,678	$ 1,435,793
Segment earnings**:
Aerospace	$ 46,362	$ 39,357	$ 127,783	$ 102,195
As a percent of segment sales	16.1%	14.3%	15.5%	13.3%
Energy	30,619	40,203	97,111	99,162
As a percent of segment sales	14.8%	16.1%	14.9%	14.8%
Total segment earnings	76,981	79,560	224,894	201,357
Nonsegment expenses	(13,564)	(11,193)	(35,884)	(31,159)
EBIT	63,417	68,367	189,010	170,198
Interest expense, net	(5,858)	(5,899)	(16,788)	(18,030)
Consolidated earnings before income taxes	$ 57,559	$ 62,468	$ 172,222	$ 152,168

Payments for property, plant and equipment	$ 81,463	$ 35,970	$ 190,865	$ 104,530
Depreciation expense	11,280	10,489	33,727	32,183
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2015	2014	2015	2014
Net earnings	$ 43,753	$ 46,001	$ 131,392	$ 114,182
Income taxes	13,806	16,467	40,830	37,986
Interest expense	6,077	5,972	17,355	18,219
Interest income	(219)	(73)	(567)	(189)
EBIT	63,417	68,367	189,010	170,198
Amortization of intangible assets	7,224	8,357	22,026	25,498
Depreciation expense	11,280	10,489	33,727	32,183
EBITDA	$ 81,921	$ 87,213	$ 244,763	$ 227,879

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2015	2014	2015	2014

Net cash provided by operating activities	$ 44,780	$ 59,246	$ 167,320	$ 183,890
Payments for property, plant, and equipment	(81,463)	(35,970)	(190,865)	(104,530)
Free cash inflow / (outflow)	$ (36,683)	$ 23,276	$ (23,545)	$ 79,360
CONTACT: Don Guzzardo
         Director, Investor Relations & Treasury
         970-498-3580
         Don.Guzzardo@woodward.com